Exhibit 5.1

April 16, 2019

Board of Directors Windtree Therapeutics, Inc. 2600 Kelly Road, Suite 100 Warrington, Pennsylvania 18976

Re: Windtree Therapeutics, Inc.-- Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Windtree Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the issuance from to time to time of 4,219,057 shares (the "Shares") of the Company’s common stock, par value $0.001 per share, pursuant to the Company's 2011 Long-Term Incentive Plan (the “Plan”) on a Registration Statement on Form S-8 being filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the "Commission"), as it may be amended (the "Registration Statement").

We are delivering this opinion to you in accordance with your request and the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K promulgated by the Commission. In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a) the Registration Statement;

(b) the Restated Certificate of Incorporation of the Company, as amended and restated to date;

(c) the Amended and Restated Bylaws of the Company, as amended to date;

(d) corporate proceedings of the Company relating to its proposed issuance of the Shares;

(e) the Plan; and

(f) such other instruments and documents as we have deemed relevant or necessary in connection with our opinion set forth herein.

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents; (iv) the authority of all persons signing any document; (v) the enforceability of all the documents and agreements we have reviewed in accordance with their respective terms against the parties thereto; and (vi) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that the Shares have been duly authorized and, when sold and paid for in accordance with the terms and conditions set forth in the Plan, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than Delaware corporate Law.

This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,
/s/ Dentons US LLP

Dentons US LLP